Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix: Stryker Warren, jr., CEO (763) 475-1400

UROLOGIX REPORTS CONTINUED REVENUE GROWTH IN SECOND QUARTER

OF FISCAL YEAR 2010 OVER PRIOR PERIODS

•	Revenue Increased 20% over the same quarter of the prior fiscal year

•	Revenue Increased 5% over the prior quarter of fiscal year 2010

•	Cash Balance Increased $22,000 during the second quarter of fiscal year 2010

MINNEAPOLIS — January 21, 2010 — Urologix®, Inc. (NASDAQ:ULGX), a medical device company that develops, manufactures and markets minimally invasive Cooled ThermoTherapy™ treatment catheters that provide a durable and effective procedure delivered in the comfort of an urologist’s office for patients suffering from benign prostatic hyperplasia (BPH), today reported financial results for the fiscal 2010 second quarter ended December 31, 2009.

2010 Second Quarter Financial Results

Revenue for the second quarter ended December 31, 2009 was $4.1 million, or 20 percent more than the $3.4 million reported in the same quarter of fiscal year 2009. Revenue was 5 percent more than the $3.9 million reported in the first quarter of fiscal year 2010. The increase in revenue over the second quarter of fiscal year 2009 is due to increased sales in all distribution channels: Urologix mobile service, direct and third-party mobile services. The increase in revenue over the first quarter of fiscal 2010 is due to increased sales in direct and Urologix mobile service distribution channels.

Cash generated in the second quarter of fiscal year 2010 was $22,000. The Company’s cash balance was $6.0 million as of December 31, 2009, which management considers sufficient to fund working capital and capital resource needs beyond the next 12 months.

“Generating positive cash flow this quarter represents achievement of a goal the entire company has worked toward and speaks to our ability to manage expenses as we continue to invest in the growth of the business. For the third consecutive quarter we have grown our revenues while our gross margins also continued to improve,” stated Stryker Warren jr., CEO. “We are pleased by the achievements this quarter but not satisfied; the continuing focus is to expand the addressable market while distancing ourselves from our competitors based on clinical outcomes and customer service.”

Net loss for the second quarter was $273,000, or a loss of $0.02 per diluted share. This compares to a net loss of $1.1 million or $0.07 per diluted share for the second quarter of fiscal 2009, and a loss of $677,000 or $0.05 per diluted share in the first quarter of fiscal year 2010.

In the second quarter of fiscal year 2010, revenue derived from the Urologix mobile service represented 48 percent of overall revenue, compared to 45 percent in the first quarter of fiscal 2010. The Urologix mobile service generated sequential revenue growth for the fifth consecutive quarter. Revenue from catheter sales to direct accounts contributed 35 percent of overall revenue in the second quarter of fiscal 2010, as compared to 33 percent in the first quarter of fiscal 2010. Third party mobile revenue represented approximately 15 percent of overall revenue in the second quarter of fiscal 2010, four percentage points lower than the 19 percent of revenue reported in the prior quarter of this fiscal year.

Gross profit for the second quarter of fiscal 2010 was $2.3 million, or 57 percent of revenue, compared to $1.8 million or 54 percent of revenue for the second quarter of fiscal 2009 and $2.1 million or 55 percent of revenue in the first quarter of fiscal 2010. The increase in gross margin compared to prior periods is primarily the result of cost benefits from increased production volumes in response to increased demand.

Operating expenses for the second quarter of fiscal 2010 decreased $265,000, or 9 percent, when compared to the second quarter of fiscal 2009 as we continue to manage our expenses. Operating expenses decreased $208,000, or 7 percent, when compared with the first quarter of fiscal 2010, primarily due to the timing of certain expenses related to our fiscal year-end reporting that are incurred in the first quarter.

“Urologix has developed leading technology supported by strong clinical evidence that delivers value to patients, physicians and payors. Many urologists and patients are unhappy with the clinical results, side effects and cost associated with chronic BPH medication. We see an opportunity to expand patient access to our technology by educating these same constituents that Urologix’ Cooled ThermoTherapy™ is an effective, safe and cost effective treatment option that can provide superior clinical outcomes with long term durability. Focusing upon this objective, we will continue to remind the urologist that Urologix is the reliable choice: reliable product, reliable people and reliable outcomes,” stated Stryker Warren, jr., CEO.

Earnings Call Information

Urologix will host a conference call with the financial community to discuss fiscal 2010 second quarter results on Thursday, January 21, 2010 at 4:00 p.m. Central Time. To listen to the call, please dial 1-800-599-9829 and enter the Participant Passcode 16916961 at least 10 minutes prior to the call. A live webcast of the call will be available through the investor relations section of the Company’s website at www.urologix.com and available for replay approximately two hours after the completion of the call.

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, anesthesia-free, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave® , Targis® and Prostatron® control units and the CTC Advance™, Cooled ThermoCath® , Targis®

and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ - targeted microwave energy combined with a unique cooling mechanism to protect healthy tissue and enhance patient comfort - and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements about the Company’s working capital and capital resource needs and future revenue and operating performance, statements about the Company’s ability to develop and market new products, and statements about the Company-owned Cooled ThermoTherapy mobile service. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2009 and other documents filed with the Securities and Exchange Commission.

Urologix, Inc.

Statements of Operations

(Unaudited, in thousands, except per share data)

	Three Months Ended Dec. 31,		Six Months Ended Dec. 31,
	2009	2008	2009	2008

Sales	$4,064	$3,386	$7,917	$6,040
Cost of goods sold	1,735	1,572	3,449	3,055

Gross profit	2,329	1,814	4,468	2,985

Costs and expenses:
Selling, general and administrative	2,193	2,245	4,570	4,080
Research and development	418	631	860	1,253

Total costs and expenses	2,611	2,876	5,430	5,333

Operating loss	(282)	(1,062)	(962)	(2,348)
Interest income	—	6	—	52

Loss before income taxes	(282)	(1,056)	(962)	(2,296)

Income tax expense (benefit)	(9)	12	(12)	46

Net loss	$(273)	$(1,068)	$(950)	$(2,342)

Net loss per common share—basic	$(0.02)	$(0.07)	$(0.07)	$(0.16)

Net loss per common share—diluted	$(0.02)	$(0.07)	$(0.07)	$(0.16)

Weighted average number of common shares outstanding—basic	14,506	14,464	14,493	14,465

Weighted average number of common shares outstanding—diluted	14,506	14,464	14,493	14,465

Urologix, Inc.

Balance Sheets

(Unaudited, in thousands)

	Dec. 31, 2009	June 30, 2009
ASSETS
Current assets:
Cash and cash equivalents	$6,011	$7,032
Accounts receivable, net	1,821	1,505
Inventories	1,266	1,407
Prepaids and other current assets	252	80

Total current assets	9,350	10,024

Property and equipment:
Property and equipment	11,872	11,788
Less accumulated depreciation	(10,606)	(10,380)

Property and equipment, net	1,266	1,408
Identifiable intangible assets, net	130	143
Other assets	450	566

Total assets	$11,196	$12,141

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$483	$462
Accrued compensation	694	791
Deferred income	207	210
Other accrued expenses	507	598

Total current liabilities	1,891	2,061
Deferred income	63	155

Total liabilities	1,954	2,216

Shareholders’ equity:
Common stock	144	144
Additional paid-in capital	114,177	113,910
Accumulated deficit	(105,079)	(104,129)

Total shareholders’ equity	9,242	9,925

Total liabilities and shareholders’ equity	$11,196	$12,141

Urologix, Inc.

Condensed Statements of Cash Flows

(Unaudited, in thousands)

	Six Months Ended Dec. 31,
	2009	2008
Operating Activities:
Net loss	$(950)	$(2,342)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	422	532
Employee stock-based compensation expense	257	263
Other	12	3
Change in operating items:
Accounts receivable	(326)	284
Inventories	(77)	(192)
Prepaids and other assets	(56)	(17)
Accounts payable	21	(43)
Accrued expenses and deferred income	(283)	(951)

Net cash used for operating activities	(980)	(2,463)

Investing Activities:
Purchase of property and equipment	(51)	(44)

Net cash used for investing activities	(51)	(44)

Financing Activities:
Proceeds from stock option exercises	10	8

Net cash provided by financing activities	10	8

Net decrease in cash and cash equivalents	(1,021)	(2,499)
Cash and cash equivalents:
Beginning of period	7,032	11,031

End of period	$6,011	$8,532

Supplemental cash-flow information

Income taxes paid during the period	$4	$21
Net amount of inventory transferred to property and equipment	$218	$143